Somnigroup International Announces New Chief Human Resources Officer

DALLAS, TX, April 22, 2025 – Somnigroup International Inc. (NYSE: SGI, “Company” or “Somnigroup”) today announced that Kindel Nuño has joined the Somnigroup executive team as its Chief Human Resources Officer, effective May 5, 2025. Ms. Nuño will report to Scott Thompson, the Chairman, President and CEO of Somnigroup.

“During her tenure as Mattress Firm’s Executive Vice President, Legal and General Counsel, Kindel has developed a deep understanding of a retail business through the eyes of its people and culture,” Thompson remarked. “She has worked in partnership with the executive team and Board of Directors to implement strategic initiatives in compliance not only with rules and regulations, but also with an eye to the impact on Mattress Firm’s most valuable asset, its people. In this new role, Kindel will have the opportunity to apply that understanding across the Somnigroup organization, as she leads the human resource and communications functions.”

About Somnigroup

Somnigroup (NYSE: SGI) is the world’s largest bedding company, dedicated to improving people’s lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.Somnigroup.com.

Somnigroup Investor Relations Contact

Aubrey Moore
Investor Relations
Somnigroup International Inc.
800-805-3635
Investor.relations@somnigroup.com